Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS SECOND QUARTER AND FIRST HALF RESULTS
San Francisco, CA, August 8, 2007 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first half of 2007.
Second Quarter Results
For the three months ended June 30, 2007, revenue decreased 7.5% to $4,910,000 compared to $5,309,000 for the second quarter of 2006. This decrease primarily reflected a shift in the mix of procedures to lower revenue-per-procedure sites, as the total number of procedures decreased just 2% to 621 from 634 despite downtime required to complete cobalt reload at a second center during this year’s second quarter.
Gross margin was unchanged at approximately 50% for both periods. Selling and administrative expense increased to $1,209,000 for the second quarter of 2007 compared to $1,078,000 a year earlier, reflecting higher business development costs as well as expenses associated with the implementation of new accounting standards.
Operating income for this year’s second quarter was $767,000 compared to $996,000 for the same period of 2006. Net income for the second quarter of 2007 was $280,000, or $0.06 per diluted share, reflecting a 47% effective income tax rate. This compares to net income for the second quarter of 2006 of $448,000, or $0.09 per diluted share, reflecting a 39% effective income tax rate.
First Half Results
For the six months ended June 30, 2007, revenue decreased to $9,659,000 compared to $10,354,000 for the first half of 2006. Gross margin was approximately 48% for both periods.
Operating income for this year’s first half was $1,369,000 compared to $1,942,000 a year ago. Net income for the first six months of 2007 was $505,000, or $0.10 per diluted share, reflecting a 47% effective income tax rate. For the first six months of 2006, net income was $884,000, or $0.18 per diluted share, reflecting a 39% effective income tax rate.
Balance Sheet Highlights
At June 30, 2007, AMS reported cash, cash equivalents, and short and long-term securities of $10,497,000. At December 31, 2006, AMS reported cash, cash equivalents and short and long-term securities of $8,906,000. Shareholders’ equity at June 30, 2007 was $19,071,000 compared to $19,009,000 at December 31, 2006.
Discussion and Analysis
“This is a year of transition for AMS as we develop our operating platform to properly support the Company’s long-term growth plan. We are building the market for our creative financing solutions by offering our clinical partners the latest tools for radiation oncology delivery, where new technology is steadily expanding the range of treatment options available. The lease agreements we already have announced with two leading medical centers for advanced radiation therapy devices, including proton beam radiation therapy (PBRT) systems, Leksell Gamma Knife Perfexion™ systems, IGRT systems, and other radiosurgery devices, show how the successful implementation of our strategy has enhanced our growth opportunity. We expect to complete additional agreements in the months to come,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
Dr. Bates said that three of the four Leksell Gamma Knife Perfexion systems the Company ordered last year from Elekta AB have been scheduled for delivery, and AMS plans to begin upgrading clinical partner sites with these advanced systems in the second half of the year. “While the existing Gamma Knife system will have to be taken off line for about a month during the installation of the Perfexion system, we expect the first of these upgraded sites to begin treating patients in the fourth quarter of 2007,” he said.
Dr. Bates added that the IGRT and related equipment services AMS has contracted to supply another current Gamma Knife customer are expected to begin clinical operation in late 2007. He also noted that one of the Company’s 21 existing Gamma Knife contracts is scheduled to terminate in fall 2007 at the end of its term, and another contract is scheduled to terminate in early 2008 at the end of its term.
Earnings Conference Call
American Shared has scheduled a conference call at 1:00 p.m. PT (4:00 p.m. ET) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 18727059.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Clinatron 250™ proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2006, Form 10-Q for the three months ended March 31, 2007, and the definitive Proxy Statement for the Annual Meeting of

Shareholders held on June 14, 2007.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended June 30,		Six months ended June 30
	2007	2006	2007	2006
Revenue	$4,910,000	$5,309,000	$9,659,000	$10,354,000
Costs of revenue	2,464,000	2,675,000	4,983,000	5,297,000

Gross margin	2,446,000	2,634,000	4,676,000	5,057,000
Selling & administrative expense	1,209,000	1,078,000	2,370,000	1,992,000
Interest expense	470,000	560,000	937,000	1,123,000

Operating income	767,000	996,000	1,369,000	1,942,000
Interest & other income	100,000	87,000	218,000	177,000
Minority interest expense	(335,000)	(349,000)	(635,000)	(665,000)

Income before income taxes	532,000	734,000	952,000	1,454,000
Income tax expense	252,000	286,000	447,000	570,000

Net income	$280,000	$448,000	$505,000	$884,000

Earnings per common share:
Basic	$0.06	$0.09	$0.10	$0.18

Assuming dilution	$0.06	$0.09	$0.10	$0.18

	Balance Sheet Data
	6/30/2007	6/30/2006
Cash and cash equivalents	$5,012,000	$2,143,000
Securities-current maturities	$2,315,000	$5,175,000
Current assets	$12,799,000	$13,182,000
Securities-long term	$3,170,000	$925,000
Investment in preferred stock	$2,000,000	$2,000,000
Total assets	$53,775,000	$51,281,000

Current liabilities	$15,198,000	$11,198,000
Shareholders’ equity	$19,071,000	$18,747,000